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                                                                                                       OMB APPROVAL
FORM 5                                                                                             OMB Number: 3235-0362
                                                                                                   Expires: December 31, 2001
                                                                                                   Estimated average burden
                                                                                                   hours per response.... 1.0
/ / Check box if no longer                            U.S. SECURITIES AND EXCHANGE COMMISSION
     subject to Section 16.                                    WASHINGTON, DC 20549
     Form 4 or Form 5 obli-                      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     obligations may continue.
/ / Form 3 Holdings Reported
/ / Form 4 Transactions Reported

                      Filed pursuant to Section 16(a)of the Securities Exchange Act of 1934, Section 17(a)of the Public Utility
                                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
   Grummett    Roger   J.                      Alaska Pacific Bancshares, Inc. (AKPB)          to Issuer (Check all applicable)
                                                                                               _X__Director  ____10% Owner
     (Last)  (First)  (Middle)                                                                 ____Officer   ____Other
                                                                                                   (give title   (specify
                                                                                                     below)         below)
    4195 Lakeshore Drive                                                                           ____________________
           (Street)                        3. IRS Identification      4. Statement for Month/Year
                                              Number of Reporting         December 2000
                                              Person, if an entity
   Juneau    AK      99801                    (Voluntary)
     (City) (State) (Zip)
                                                                      5. If Amendment, Date of   7.Individual or Joint/Group
                                                                         Original(Month/Year)       Reporting
                                                                                                   (Check applicable line)
                                                                                                   _X_  Form Filed by one Person
                                                                                                   ___  Form Filed by more than
                                                                                                         one Reporting Person
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                      TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-    3.Trans-   4.Securities Acquired(A) or  5.Amount of       6.Owner-      7. Nature of
  (Instr. 3)             action      action     Disposed of(D)              Securities Ben-    ship           Indirect
                         Date        Code       (Instr.3, 4 and 5)          eficially Owned    Form:Di-       Beneficial
                         (Month/     (Instr.8)                              at end of          rect(D) or     Ownership
                          Day/                                              Issuer's Fiscal    Indirect(I)    (Instr.4)
                                                                            Year               (Instr. 4)
                                                Amount (A)or(D) Price       (Instr.3 and 4)
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Common Stock-Restricted 7/20/00*        A       1,311     A     $9.750       12,311              I             By MRP Trust
             Award
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).   POTENTIAL PERSONS WHO AR TO RESPOND TO THE
                                                                                    COLLECTION OF INFORMATION CONTAINED IN THIS
                                                                                    FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                                                                    FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                                                                    NUMBER
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FORM 5 (CONTINUED)              TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.Title of    2.Conver- 3.Trans- 4.Trans- 5.Number of  6.Date Exer- 7.Title and Amount 8.Price 9.Number  10.Owner- 11.Nature of
  Derivative    sion or   action   action   Derivative   cisable and  of Underlying      of      of         ship      Indirect
  (Instr. 3)    Exer-     Date     Code     Securities   Expiration   Securities         Deriv-  Deriv-     Deriv-   Beneficial
                Cise     (Month/  (Instr.8) Acquired(A)  Date(Month/  (Instr.3 and 4)    ative   ative      ative    Ownership
                Price of  Day/year)         Disposed(D)   Day/Year)                      Secur-  Securi-    Secur-   (Instr.4)
                Derivat-                   (Instr.3,4&5)                                  ity    ties Ben-  ity:
                ative                                                                  (Instr.5) eficially  Direct(D)
                Security                                                                         Owned at   or Indir-
                                                        Date    Expira-       Amount or          End of     ect (I)
                                                        Exerc-  tion          Number of          Year       (Instr.4)
                                            (A)  (D)    isable  Date   Title  Shares             (Instr.4)
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Stock Option   $9.750     7/20/00    A       A            **   7/20/10 Common  3,277     $9.750   3,277       D
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Explanation of Responses:
*  Vests in equal installments over the five-year period following the grant date.  Represents award of restricted stock under the Management Recognition Plan.

** Become exercisable in equal installments over the five year period following the grant date.

 /s/ Roger Grummett                         2/14/2000
     --------------                         ---------
    **Signature of Reporting Person          Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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